Putnam RetirementReady 2050 Fund
1/31/17 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 231
Class M	 *

72DD2 (000s omitted)
Class R	  6
Class R6 38
Class Y	 23

* Amount represents less than 1

73A1
Class A	 0.114
Class M	 0.044

73A2
Class R	 0.070
Class R6 0.128
Class Y	 0.140

74U1 (000s omitted)
Class A	 2,078
Class B	    26
Class C	    43
Class M      9

74U2 (000s omitted)
Class R	    16
Class R6   300
Class Y	   171

74V1
Class A	 17.82
Class B	 17.62
Class C	 17.46
Class M	 18.01

74V2
Class R	 17.65
Class R6 17.94
Class Y	 17.92

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.